NovaStar Financial Announces Second-Quarter 2007 Results

and Second Quarter Investor Conference Call

KANSAS CITY, Mo. – August 9, 2007 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage portfolio manager, today reported second-quarter 2007 results.

For the quarter ended June 30, 2007, NovaStar reported a net loss available to common shareholders of $54.5 million, or $5.84 per fully diluted common share. Second-quarter 2006 net income available to common shareholders was $33.1 million, or $3.97 per fully diluted common share. Per share data reflects a one-for-four reverse split which occurred on July 27, 2007.

On July 16, 2007, NovaStar announced that it had completed the previously announced formal process of exploring strategic alternatives, and detailed a comprehensive plan to strengthen the company’s balance sheet. Affiliates of MassMutual Capital Partners, along with funds managed by Jefferies Capital Partners, purchased $48.8 million of 9.00% Series D-1 Mandatory Convertible Preferred Stock, and committed, subject to certain conditions, to purchase up to $101.2 million of any unsubscribed shares of an upcoming shareholder rights offering for a similar series of convertible preferred stock. Upon completion, the transactions would raise a total of $150 million in equity for NovaStar.

NovaStar recorded a number of significant non-cash items, presented as pre-tax, which effected net loss and earnings per share in the second quarter (in thousands of dollars):

Pre-Tax
Provision for credit losses	$(73,254)
Valuation adjustment on mortgage loans - HFS	(4,363)
Fair value adjustments	(16,741)
Impairment on mortgage securities - AFS	(22,569)
Total	$(116,927)

Dividends

NovaStar previously announced its intent to pay the required dividend with respect to 2006 REIT taxable income by issuing Series E Convertible Preferred Stock. The company is currently evaluating its options in structuring the Series E Convertible Preferred Stock to meet 2006 REIT dividend requirements.

In addition, the Board declared a quarterly dividend of $.55625 per share on NovaStar’s 8.90% Class C Cumulative Redeemable Preferred Stock, payable October 1, 2007, to holders of record as of September 5, 2007.

Portfolio Management

Loans under management were $15.5 billion at June 30, 2007, down 3 percent from a year earlier. Return on assets in the portfolio was (0.88) percent in the second quarter, compared with 1.36 percent a year earlier.

During the second quarter, NovaStar securitized $1.4 billion in nonconforming loans (the 2007-2 transaction), this securitization was treated as a sale for financial reporting purposes and as a sale for tax purposes.

“The subprime securitization market continues to be illiquid. Although we believe the quality of collateral in 2007-2 was markedly better than that in 2007-1, the economics of the transaction did not improve substantially. Over time, we continue to believe the secondary markets will become more rational given better collateral characteristics, although there can be no assurance of this and a sustained recovery will depend on the credit performance of loans, as well as other economic and company-specific factors,” said Mike Bamburg, Executive Vice President and Chief Investment Officer.

Mortgage Banking

Second quarter loan production was $774 million, down 73 percent from the $2.8 billion reported in the year-earlier period. During the quarter, NovaStar continued to utilize tighter underwriting guidelines and exception policies, enhanced appraisal reviews, and its proprietary NovaStar Risk Assessment Score (NRAS) for evaluating credit risk in loan applications.

Wholesale production in the second quarter represented 61 percent of loan originations. Retail lending grew to 39 percent of loan originations, aided by the launch of new retail branches in December of 2006. Correspondent lending was negligible, as the company reduced its correspondent efforts.

Subsequent to the end of the second quarter, NovaStar further adjusted its pricing and underwriting guidelines in response to deterioration in secondary market conditions. As a result, the company expects production volume to slow substantially in the third quarter. NovaStar further commented that retail production should be the dominate source of third quarter originations.

“Due to poor liquidity and increased risk-aversion in the secondary market for loans, NovaStar and other nonconforming lenders, have taken steps to make our originations more marketable. We have tightened underwriting guidelines and raised our rate structure, which should further restrict the number of borrowers eligible to qualify for a mortgage loan. While we expect current secondary market disruptions will abate over time, we believe our third quarter production volume will be substantially lower than the $774 million posted in the second quarter. Given lower production volume, we also expect the cost to fund a loan to rise well above the second quarter level of 3.20%,” said Lance Anderson, President and Chief Operating Officer.

Liquidity and Borrowing Capacity

As of June 30, 2007, NovaStar had borrowing capacity of $4.0 billion. However, the company has no intent to use $2.0 billion of this capacity in the near future and the facilities providing this $2.0 billion of capacity will expire in the last half of 2007. Cash and available liquidity totaled $157 million at the end of the second quarter.

Subsequent to the end of the second quarter, NovaStar issued 2.1 million shares of Series D-1 Preferred Stock to MassMutual Capital and Jefferies Capital Partners for $48.8 million in cash.

Also from June 30, 2007 through August 8, 2007, NovaStar has been subject to margin calls of approximately $76.5 million due to the extremely volatile and less liquid secondary market, which has adversely affected the value of its mortgage securities and mortgage loans.

Focus on Key Metrics

In addition to full reporting under GAAP, NovaStar provides information on key performance metrics related to shareholder value. Data presented on a per-share basis has been adjusted for the recent one-for-four reverse stock split (unaudited; in thousands, except per share data):

	Second Quarter
	2007	2006	Change
Earnings (GAAP)
Net income available to common	$(54,541)	$33,072	-265%
EPS available to common (diluted)	$(5.84)	$3.97	-247%
Return on average common equity	N/A	27.5%

Mortgage Banking – Lending & Originations
Nonconforming loan production	$773,733	$2,816,586	-73%
Cost of production (A)	3.20%	1.82%

Loan Sales and Securitizations
Nonprime whole loan sales	$170,439	$434,065	-61%
Loss on nonprime whole loan sales	(471)	5,997
Mortgage loans securitized structured as sales	1,400,000	1,711,844	-18%
(Loss) gain on sale (securitization)	(4,981)	18,325
Mortgage loans securitized structured as financings	-	2,425,370

Portfolio Management – Asset Performance
Loans under management	$15,450,030	$15,887,948	-3%
Portfolio net interest (loss) income	(34,990)	52,541	-167%
Portfolio return on average assets	-0.88%	1.36%

Common Stock Data and Liquidity
High market price per share	$40.00	$150.52
Low market price per share	19.56	116.32
Dividends declared per common share	$-	$5.60
Book value per common share (diluted)	43.00	57.04	-25%
Cash and available liquidity (mil.)	$157	$190	-17%

(A)	As required by Regulation G, a reconciliation of cost of production to the most directly comparable GAAP financial measure is set forth in the table attached as Exhibit 1 to this press release.

2007 Proxy Vote Results

Holders of shares of NovaStar Financial’s common stock, at the close of business on March 9, 2007, were asked to vote in favor of the following matters at the company’s annual shareholder meeting:

1)	The election of W. Lance Anderson and Gregory T. Barmore, Class II directors, to serve until the annual meeting of stockholders to be held in 2010 and until their successors are elected and qualify
2)	The approval of a charter amendment to increase the authorized shares of capital stock; and
3)	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007.

Messrs, Anderson and Barmore were reelected to the board of directors and Deloitte & Touche LLP was ratified as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 at the meeting. Although a majority of the votes cast supported the charter amendment, the measure failed because of a majority of the outstanding shares of NovaStar’s common stock did not approve the amendment.

Second Quarter Investor Conference Call

The NovaStar second-quarter investor conference call is scheduled for 9:00 a.m. Central time (10:00 a.m. Eastern time) on August 13, 2007. The conference call will be webcast live and archived on the Company’s website at www.novastarmortgage.com. To participate in the call, please contact 866-293-8972 approximately 15 minutes before the scheduled start of the call. A copy of the press release slides will be available on the website approximately one hour before the start of the conference call. For investors unable to participate in the live event, a replay will be available until August 20, 2007, at 888-203-1112. The confirmation code for the replay is 7613734.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, securitizes, sells and invests in nonconforming loans and mortgage-backed securities. The Company also services a large portfolio of residential nonconforming loans. NovaStar specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. Founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of independent mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management's beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Actual results and operations for any future period may vary materially from those projected herein and from past results. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to manage and operate our business during this difficult period for the subprime industry; our ability to consummate our recently announced transactions, including the rights offering and the transactions contemplated by the Standby Purchase Agreement, on their current terms; our ability to generate and maintain sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; our ability to originate and sell loans at a profit; impairments on our mortgage assets; increases in prepayment or default rates on our mortgage assets; increases in loan repurchase requests; changes in the types of products we offer; inability of potential borrowers to meet our underwriting guidelines; changes in assumptions regarding estimated loan losses and fair value amounts; our ability to improve and maintain effective internal control over financial reporting and disclosure controls and procedures in the future; finalization of the amount and terms of any severance provided to terminated employees; finalization of the accounting impact of our previously announced reduction in workforce; events impacting the subprime mortgage industry in general, including events impacting our competitors and liquidity available to the industry; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to generate acceptable origination volume while maintaining an acceptable level of overhead; residential property values; our continued status as a REIT and our compliance with laws and regulations applicable to REIT’s; interest rate fluctuations on our assets that differ from our liabilities; our ability to acquire mortgage insurance at favorable prices or at all; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; our ability to adapt to and implement technological changes; compliance with new accounting pronouncements; our ability to successfully integrate acquired businesses or assets with our existing business; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006, our quarterly report on Form 10-Q for the quarter ended March 31, 2007, and our quarterly report on Form 10-Q for the quarter ended June 30, 2007. Other factors not presently identified may also cause actual results to differ. Words such as "believe," "expect," "anticipate," "promise," "plan," and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in the rights offering, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The rights offering will be made only by means of a prospectus and a related prospectus supplement.

Media Relations Contact

Richard M. Johnson

913.649.8885

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

NOVASTAR FINANCIAL, INC.

RECONCILIATION OF GAAP GENERAL and ADMINISTRATIVE EXPENSES TO COST OF LOAN PRODUCTION

(dollars in thousands, except loan production as a percentage) (unaudited)

The following table is a reconciliation of overhead costs included in our cost of production to general and administrative expenses, presented in accordance with accounting principles generally accepted in the United States of America (GAAP) and the resulting cost of production. We believe this presentation provides useful information regarding our financial performance because it more accurately reflects the direct costs of loan production and allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial statements, and provides useful information regarding our financial performance. Management uses this measure for the same purpose. However, this presentation is not intended to be used as a substitute for financial results prepared in accordance with GAAP.

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2007	2006	2007	2006
General and administrative expenses	$120,100	$98,619	$55,678	$52,639
Mortgage portfolio management general and administrative expenses	(11,230)	(9,026)	(4,511)	(4,700)
Loan servicing general and administrative expenses	(20,421)	(18,195)	(10,826)	(8,594)
Mortgage lending general and administrative expenses	88,449	71,398	40,341	39,345
Direct origination costs classified as a reduction in gain-on-sale	14,818	15,260	5,828	7,465
Exit or disposal costs not included in lending overhead expenses	(2,398)	-	(492)	-
Other non-lending overhead expenses	(14,177)	(7,212)	(8,194)	(4,478)
Lending overhead costs	86,692	79,446	37,483	42,332
Premium paid to broker, net of fees collected	(22,315)	46,148	(12,700)	8,956
Total cost of loan production	$64,377	$125,594	$24,783	$51,288

Loan production, principal	$2,215,408	$5,642,818	$773,733	$2,816,586
Total cost of production, as a percentage	2.91%	2.23%	3.20%	1.82%

(A) We have excluded the exit and disposal costs our lending division incurred from our six months and three months ended June 30, 2007 analysis. Our cost of loan production for the six months and three months ended June 30, 2007 would have been 3.01% and 3.27%, respectively, had we included these costs in this analysis.

NOVASTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2007	3/31/2007	6/30/2006	6/30/2007	6/30/2006
Interest income	$130,479	$131,037	$132,791	$261,516	$217,463
Interest expense	81,884	78,880	65,262	160,764	92,191
Net interest income before credit losses	48,595	52,157	67,529	100,752	125,272
Provision for credit losses (recoveries)	(73,254)	(19,913)	(6,045)	(93,167)	(9,590)
Net interest income	(24,659)	32,244	61,484	7,585	115,682

Other operating income (expense):
(Losses) gains on sales of mortgage assets	(9,103)	(3,291)	23,285	(12,394)	23,318
Gains (losses) on derivative instruments	8,396	(2,671)	6,140	5,725	14,731
Fair value adjustment – trading securities and asset-backed bonds	(16,741)	(9,491)	1,866	(26,232)	4,236
Valuation adjustment on mortgage loans-available-for-sale	(4,363)	(20,197)	1,812	(24,560)	(137)
Impairment on mortgage securities available-for-sale	(22,569)	(3,424)	(4,488)	(25,993)	(6,453)
Fee income	5,131	6,031	6,888	11,162	14,458
Premiums for mortgage loan insurance	(5,141)	(5,121)	(3,802)	(10,262)	(6,150)
Other income, net	643	980	218	1,623	372
Total other operating (expense) income:	(43,747)	(37,184)	31,919	(80,931)	44,375

General and administrative expenses	55,678	64,422	52,639	120,100	98,619

(Loss) income from continuing operations before tax (benefit) expense	(124,084)	(69,362)	40,764	(193,446)	61,438
Income tax (benefit) expense	(71,206)	(115,376)	5,443	(186,582)	864
(Loss) income from continuing operations	(52,878)	46,014	35,321	(6,864)	60,574
(Loss) income from discontinued operations, net of income tax	-	-	(586)	-	(1,811)
Net (loss) income	(52,878)	46,014	34,735	(6,864)	58,763
Preferred dividends	(1,663)	(1,663)	(1,663)	(3,326)	(3,326)
Net (loss) income available to common shareholders	$(54,541)	$44,351	$33,072	$(10,190)	$55,437

Basic earnings per share:
(Loss) income from continuing operations available to common shareholders	$(5.84)	$4.76	$4.07	$(1.09)	$6.99
(Loss) income from discontinued operations, net of income tax	-	-	(0.07)	-	(0.22)
Net (loss) income available to common shareholders	$(5.84)	$4.76	$4.00	$(1.09)	$6.77
Diluted earnings per share:
(Loss) income from continuing operations available to common shareholders	$(5.84)	$4.72	$4.04	$(1.09)	$6.94
(Loss) income from discontinued operations, net of income tax	-	-	(0.07)	-	(0.22)
Net (loss) income available to common shareholders	$(5.84)	$4.72	$3.97	$(1.09)	$6.72

Dividends declared per common share	$-	$-	$5.60	$-	$11.20
Dividends declared per preferred share	$0.56	$0.56	$0.56	$1.12	$1.12
Book value per diluted share	$43.00	$51.00	$57.04	$43.00	$57.04

NOVASTAR FINANCIAL, INC.

SELECTED BALANCE SHEET DATA

(dollars in thousands) (unaudited)

	As of
	6/30/2007	3/31/2007	6/30/2006

Mortgage loans – held-for-sale	$448,150	$1,230,805	$1,490,495
Mortgage loans – held-in-portfolio	3,415,303	3,741,685	2,454,759
Mortgage securities – available-for-sale	168,915	241,096	429,972
Mortgage securities – trading	368,022	352,356	118,765
Total assets	5,049,679	6,144,683	5,069,922
Borrowings	4,371,928	5,393,936	4,344,662
Stockholders’ equity	486,606	561,020	564,406

NOVASTAR FINANCIAL, INC.

SELECTED DATA

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2007	3/31/2007	6/30/2006	6/30/2007	6/30/2006
Servicing portfolio	$15,450,030	$16,242,123	$15,887,948	$15,450,030	$15,887,948
Nonconforming loans sold to third parties	$170,439	$73,686	$434,065	$244,125	$793,056
Loans securitized in transactions structured as sales, principal	$1,400,000	$-	$1,711,844	$1,400,000	$2,090,788
Loans securitized in transactions structured as financings, principal	$-	$1,888,756	$2,425,370	$1,888,756	$2,425,370
Percent of securitized loans covered by mortgage insurance	51%	55%	55%	51%	55%
Weighted average coupon of mortgage loans - held for sale	9.35%	8.85%	8.70%	9.35%	8.70%
Weighted average coupon of mortgage loans - held in portfolio	8.64%	8.63%	8.08%	8.64%	8.08%

NOVASTAR FINANCIAL, INC.

LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

Non-conforming loan origination volume

	For the Three Months Ended
	6/30/2007	As a % of Total	3/31/2007	As a % of Total	6/30/2006	As a % of Total
Origination channel
Wholesale	$470,342	61%	$1,048,068	73%	$2,363,205	84%
Correspondent / Bulk	915	0%	45,361	3%	198,810	7%
Retail	302,476	39%	348,246	24%	254,571	9%
Total	$773,733	100%	$1,441,675	100%	$2,816,586	100%

Funding days in the quarter	64		62		64
Avg. originations per funding day	$12,090		$23,253		$44,009

Selected non-conforming loan origination data

	For the Three Months Ended 6/30/07
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	8.50%	84.0%	697	22%
620 to 659	9.09	82.2	638	25
580 to 619	9.51	78.9	599	23
540 to 579	9.76	74.5	559	20
539 and below	10.30	70.9	527	10

	9.31%	79.2%	615	100%

Summary by Program Type
2-Year Fixed	9.93%	80.7%	602	35%
2-Year Fixed 40/30	9.47	82.3	616	25
30-Year Fixed	8.75	74.3	617	21
40/30-Year Fixed	8.90	77.1	617	7
2-Year Fixed Interest-only	8.92	83.8	658	5
15-Year Fixed	8.58	69.8	626	2
Other Products	7.83	76.5	647	5

	9.31%	79.2%	615	100%
Weighted Average
Coupon Excluding MTA	9.36%

Note: The origination data on this report includes loans secured by second mortgages.